Exhibit 4.14.2
PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED.
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
REDACTED MATERIAL IS MARKED WITH [***].
FIRST AMENDMENT TO COPACKER SUPPLY AGREEMENT DATED 23 DECEMBER 2014 BETWEEN
RECKITT BENCKISER HEALTHCARE (UK) LIMITED AND INDIVIOR UK LIMITED
This First Amendment to Copacker Supply Agreement (the "Amendment") is effective as of the date of last signature below (the "Amendment Effective Date") by and between
(1) Reckitt Benckiser Healthcare (UK) Limited ("Supplier") and
(2) lndivior UK Limited, formerly known as RB Pharmaceuticals Limited ("Buyer")
and collectively "the parties".
This Amendment amends the Copacker Supply Agreement dated 23 December 2014 between the parties (the "Agreement").
Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
WHEREAS, the parties wish to amend the Agreement as set forth herein.
IT IS AGREED as follows:
1. Clause 1.1 – shall be amended by –
a. addition of the following definitions:
"Business" shall mean the manufacture and sale of Subutex and Suboxone Tablets and Temgesic;
"Buyer Ran TT" shall mean those activities required by the Buyer to perform its own technical transfer of technology to a Buyer's TT Recipient, ran by and at the cost of the Buyer, pursuant to clauses 2.4 and/or 14.1;
"Buyer's TT Recipient" shall mean the PRC Purchaser (or their designee), and/or the party to whom the Buyer transfers demand in accordance with under clause 14.1;
"Contractual Year" shall mean January 1st to December 31st inclusive;
"New Country" shall mean any country additional to those countries for which the Supplier has already manufactured Products for the Buyer set out in Schedule 4 as at the Commencement Date;
"PRC Purchaser" means the Third-Party purchaser of the Buyer's business to exploit Suboxone Products in the People's Republic of China (excluding Hong Kong, Taiwan and Macao);
"Products" means those products listed in Schedule Two for potential sale worldwide or as otherwise agreed by the parties in writing, together with such additional, improved, modified or replacement products as shall be agreed between the parties from time to time as are manufactured by the Supplier and for supply to the Buyer under this Agreement and wherever "Products" is referred to in this Agreement it shall refer to the relevant Products or all Products as the case may be, as listed in Schedule Two;
"Suboxone Products" means Suboxone Tablets 2 mg and Suboxone Tablets 8 mg.
b. the deletion of the definition "Existing Tooling" in its entirety and replaced with:
"Existing Tooling" means the punch and die tooling which are required for the anticipated supply of the Products and which, as at the date of this Agreement, is owned by the Supplier, as indicated in Schedule Seven.

c. The revision of the definition of" Commencement Date" such that:
"Commencement Date" shall now refer to having the meaning set out in clause 2.6.
2. Clause 2.1 is deleted in its entirety and replaced with the following:
“2.1    This Agreement shall be effective from the Commencement Date and, subject to applicable laws and the provisions of clause 15 (Termination), shall have effect until ten (10) years following the Commencement Date. The parties agree that during the sixth (6th) year of this Agreement, they shall discuss renewal of this Agreement.”
3. Clause 2.2 is deleted in its entirety and replaced with the following:
“2.2    Notwithstanding anything to the contrary contained herein and only in the event that –
2.2.1     the Agreement enters the final four years the Agreement without the Supplier making any commitment of intent to renew this Agreement following discussion under 2.1; or
2.2.2    the Buyer has given the Supplier notice and terminates the Agreement pursuant to clauses 15.1 or 15.2; or
2.2.3    the Buyer has given the Supplier notice of an unjustified proposed price increase pursuant to discussion under 2.1, which unreasonable proposed price increase is calculated in contrary to clause 7.1 and/or Schedule One, which prevents a renewal of the Agreement;
and at the request of the Buyer any time during such notice period, the Supplier shall promptly and efficiently undertake and complete a Technical Transfer in accordance with clause 14 to the Buyer or a third party identified by the Buyer (the Buyer or the third party (or both) being the "Transferee") to enable the Transferee to establish and conduct cGMP manufacture of Products. For the sake of clarity, the parties agree that the provisions set out in clause 14 are subject to this clause 2.2. The Parties specifically agrees that the Supplier shall not be obliged to perform any Technical Transfer in the event that:
(i)     the Buyer provides the Supplier notice to terminate or terminates this Agreement for whatever reason, other than set out in clauses 15.1 or 15.2; or
(ii)     the Supplier provides the Buyer notice to in terms of clauses 2.4 or 14.1; or
(iii)     the Supplier provides the Buyer notice to terminate or terminates this Agreement as a result of a breach, including as set out in clauses 15.1 or 15.2, by the Buyer or as a result of any negligent act or omission, or any wilful misconduct of the Buyer."
4. Clause 2.3 is deleted in its entirety and replaced with the following:
“2.3    Upon termination or expiry of this Agreement for whatever reason (apart from the circumstances outlined in clauses 2.2), the Supplier shall at the Buyer's cost and the request promptly and efficiently enable the Buyer access to all technical information needed to undertake and complete its own technical transfer to a Transferee to enable that Transferee to establish and conduct cGMP manufacture of the Products. The Supplier acknowledges that in the circumstances described in 2.2 the Supplier's obligations to perform a Technical Transfer shall include allowing the Buyer access to all technical information as described in this clause 2.3.”
5. The following clauses are inserted as clause 2.4 and 2.5:
“2.4     The parties agree that in the event that the Buyer has given the Supplier 6 (six) months' prior written notice that the Buyer requires a Buyer Ran TT for the purposes of assisting a PRC Purchaser (as a Buyer's TT Recipient), the Supplier shall at the request, cost and reasonable instructions of the Buyer reasonably and actively assist the Buyer to undertake and complete the Buyer Ran TT. For the sake of clarity, the parties agree that the Supplier shall not be responsible for the cost or to lead such Buyer Ran TT, which shall be the sole responsibility of the Buyer with appropriate active support from the Supplier as set out in clause 2.5.

2.5    In this regard the parties agree that for a Buyer Ran TT:
2.5.1    access to the Supplier's Manufacturing Site as part of any technical transfer shall not be granted to a Buyer's TT Recipient without prior written consent from the Supplier; such consent not to be unreasonably withheld;
2.5.2    the Supplier gives no warranties or guarantees of success in transferring the technology under a Buyer Ran TT; and
2.5.3    notwithstanding 2.5.1, the Supplier shall use all commercially reasonable endeavours (at cost and reasonable instructions of the Buyer) to actively facilitate such transfer which shall include without limitation:
(i)    providing reasonable access to the necessary data/technical information;
(ii)    reasonable participation in creation of the technical transfer plan;
(iii)    reasonable assistance in participation in 3-way communication with the Buyer and the Buyer's TT Recipient;
(iv)    reasonable assistance in resolving problems identified with item(s) transferred to the Buyer's TT Recipient but not meeting expected requirements despite Buyer action and support (including without limitation equipment set-up and validations, and in-process controls and process validation);
(v)    where reasonably required, travel and in-plant visit/support at as the designated plant of the Buyer's TT Recipient; and
(vi)    providing reasonable support in such activity consistent with that described in clause 14.4, as modified to reflect such activity is Buyer lead and at the Buyer's cost."
6. The following is inserted as clause 2.6:
“2.6    The parties agree that this Agreement shall commence on 1st January 2019 (the "Commencement Date").”
7. The first sentence of clause 5.6 is deleted in its entirety and replaced with the following:
"The Supplier represents and warrants that it shall have the capacity to fill the Buyer's requirements for the amount of Products set forth in any Order so long as such amount is limited to [***] ([***]) consumer units per annum ("Annual Volume") and does not exceed [***]% of the forecast demand set forth in the immediately preceding Product Forecast. The Supplier agrees that it has the capacity to provide the Annual Volume to a maximum of [***] ([***]) consumer units per annum ("Maximum Volume")."
8. Clause 6.6 is deleted in its entirety and replaced with the following:
“6.6    The Buyer may agree in its sole discretion to provide the Supplier with sufficient funds to cover the Supplier's purchase of the punch and die tooling (as described in Schedule seven) required to support the capacity requirement for the anticipated supply of the Products, such tooling to be used for the production of the Products (being such tooling specified in Schedule Seven and hereinafter referred to as "Tooling"). The purchase of the Tooling, the Purchase Process and the commercial terms ("Purchase Terms") in respect thereof are set out in Schedule Seven."

9. Clause 6.7 is deleted in its entirety and replaced with the following:
“6.7     The Supplier acknowledges and agrees that all designs, drawings, samples, prototypes and Intellectual Property Rights related thereto, with respect to the Products are the exclusive property of the Buyer."
10. Clause 6.8 is deleted in its entirety and replaced with the following:
“6.8     The Buyer acknowledges and agrees that the Supplier is the sole and exclusive owner of the Tooling and the Existing Tooling and that legal ownership, title and interest in Tooling and the Existing Tooling (including but not limited to all designs, drawings, samples, prototypes and Intellectual Property Rights related thereto) shall at all times remain with Supplier. To the extent that the Supplier is not already the owner of the Tooling or the Existing Tooling, the Buyer agrees that it shall take all such actions as the Supplier may reasonably request (including without limitation, the execution and delivery to the Supplier of documents of title and other instruments) confirming the Suppliers exclusive right, title and interest therein."
11. Clause 6.11 is deleted in its entirety and replaced with the following:
“6.11     [Reserved.]”
12. The following Clause is inserted as Clause 6.12:
“6.12     The Supplier, at its expense, shall maintain Existing Tooling in good working order and repair for at least Five (5) Contract Years from the date the Existing Tooling was or is commissioned, the date of commissioning of the Existing Tooling shall be set out in Schedule 7 ("Existing Tooling Commissioned Date"). The Supplier shall use reasonable endeavours to ensure that the Existing Tooling shall have a working life of at least Five (5) Contract Years from Existing Tooling Commissioned Date. The repair, maintenance or replacement of any such Existing Tooling that fails to achieve such capacity before Five (5) Contract Years from the Existing Tooling Commissioned Date shall be at Supplier's sole cost and expense. Thereafter, the Supplier shall continue to provide routine maintenance or repairs on Existing Tooling after the Five (5) Contract Years from the Existing Tooling Commissioned Date, at the sole cost and expense of the Buyer, and if any such Existing Tooling fails after Five (5) Contract Years from the Existing Tooling Commissioned Date and the Supplier is unable to return Existing Tooling to service through the application of routine maintenance, any further costs of repair or replacement of such Existing Tooling shall be at Buyer's sole cost and expense."
13. Clause 7.1 is deleted and replaced by the following one:
“7.1     The price for the Products shall be those set out in Schedule One and shall be fixed for the period up to and including 31 December 2019. The parties agree that the Price shall be subject to review thereafter each year, and each such review shall commence following the Supplier's provision to the Buyer of the Supplier's proposed pricing for the forthcoming year by 31 July of the then current year. The first such review shall take place following the Supplier's first proposal for the year 2020 (to be made by 31 July 2019). The parties agree that the proposed pricing and review each year (and any corresponding adjustment) will reflect the principles set out in Schedule One."
14. There shall be added to clause 9 the following:
“9.8     The parties specifically agree that for any New Country, the Supplier will comply with all requirements of this clause 9 (including in particular and without limitation, clause 9.1.1) save that for any products manufactured for or distributed to a New Country, the Supplier specifically does not warrant that manufacture will comply with any applicable laws local to such New Country to the extent such applicable laws demand additional requirements or standards than those required for production of products for the European market, and shall not be liable for the products in any New Country save for failure to meet the Specification.”

15. Clause 11.2 is hereby deleted in its entirety and replaced with the following:
“11.2     On the terms and subject to the conditions of this clause 11, the Supplier shall defend, indemnify and hold harmless the Buyer, its Affiliates, and their respective officers, directors, employees and agents (collectively, "Buyer lndemnitees"), from and against any and all Losses relating to any Proceeding to the extent arising out of or resulting from
(i)     any negligent act or omission, or any wilful misconduct, of the Supplier, its Affiliates, its contract manufacturers or Raw Material suppliers (other than Buyer), or any of their respective officers, directors, employees or agents in connection with the performance of this Agreement; or
(ii)     any breach by the Supplier or its Affiliates of any of its representations, warranties, or obligations contained in this Agreement;
in each case (i) and (ii), except for those Losses which Buyer has an obligation to indemnify a Supplier lndemnitee pursuant to clause 11.1, as to which Losses each party shall indemnify the other to the extent of their respective liability for such Losses."
16. The following text is added to the end of clause 11.3:
"The parties acknowledge that the Supplier does not have specific third-party insurance against loss arising out of a Cyber-Attack (being any malicious third party action which undermines the functions of the Supplier's information systems and/or the networks that deliver such information, including, without limitation, the unauthorised use of, or attempts to gain unauthorised access to, systems and/or to data, modification of a system's firmware, software or hardware without the Supplier's consent, and/or any actual or attempted malicious disruption or denial of service). Whilst the Buyer does not demand third party insurance against such risks, the parties acknowledge the absence of such insurance shall not be construed as an implied limitation of the Supplier's liability hereunder. Save to the extent that a Cyber Attack results from a failure by the Supplier to comply with its IT security or other obligations under this Agreement, the parties acknowledge and agree that the nature of Cyber Attacks is such that they cannot be completely prevented and as such will be deemed to constitute a "Force Majeure Event" for the purposes of this Agreement and the provisions of clause 18 shall apply."
17. Clauses 14.1, 14.1.1 and 14.1.2 are deleted in their entirety and replaced with the following:
"14.1     Parties agree that the Buyer's obligations to [***] the Supplier as set out under this Agreement shall be modified such that during the final four years of this Agreement, the Buyer shall upon written notice to the Supplier be [***] over the remaining term of this Agreement [***]. The parties agree that under this clause 14.1, in order to enable the Buyer to identify and utilise an [***], the Supplier shall at the request, cost and reasonable instructions of the Buyer reasonably assist the Buyer to undertake and complete its own Buyer Ran TT to a Buyer's TT Recipient. The parties agree that such Buyer Ran TT will be supported by the Supplier in accordance with clause 2.5."
18. Clause 15.4 is deleted in its entirety and replaced with the following:
“15.4     [Reserved.]”
19. There shall be added to clause 15 the following:
“15.5    This Agreement may be terminated by the Buyer at any time;
15.5.1    subject to clause 16.2, by giving not less than twelve (12) months written notice in the event of loss of main Market License (e.g. France or Canada);

15.5.2    by giving not less than twenty four (24) months written notice if the Buyer's annual demand from the Supplier falls below [***] packs or if there are commercial pressures making it no longer economically viable for the Buyer to maintain the Business. In either case, should the Supplier find a replacement Business during that 24 month notice period, the Buyer shall be relieved from its financial responsibility for the remainder of the notice period."
20. There shall be added to clause 16 the following:
16.2    Notwithstanding anything to the contrary contained in this Agreement and without prejudice to Supplier's other rights or remedies whether hereunder, at law or in equity, if the Agreement is terminated pursuant to clause 15.5.1 as a result of or attributed to the Buyer's negligent or wilful act(s) or omission(s), or any wilful misconduct, then the Buyer shall (i} give the Supplier not less than twenty four (24) months written notice (in lieu of twelve (12) months) and, (ii) pay all the Supplier's fixed cost for same notice period (twenty four (24) months), payable on/before the end of each the remaining Contractual Year. Should the Supplier find a replacement Business during that 24 months' notice period, the Buyer shall be relieved from its financial responsibility for the remainder of the notice period.
16.3    Buyer acknowledges and agrees that the provisions set out in clause 16.2 does not constitute a penalty.”
21. Clause 16.1.3 is deleted in its entirety and replaced with the following:
“16.1.3    Subject to clause 2.2, the Supplier shall at the request of the Buyer promptly and efficiently undertake and complete a Technical Transfer to the Transferee to enable the Transferee to establish and conduct cGMP manufacture of the Products."
22. Clause 16.1.5 is deleted in its entirety and replaced with the following:
“16.1.5     [Reserved.]”
23. Clauses 17.1 and 17.2 are deleted in their entirety and replaced as follows:
“17.1     Save as provided in clause 17.2 neither the benefit nor the obligations of this Agreement or of any provision of it may be assigned or transferred by either party without the prior written consent of the other, such consent not to be unreasonably withheld.
17.2     The benefit subject to the obligations of this Agreement shall be assignable by the Buyer to any Affiliate of the Buyer or to the purchaser of all or a substantial part of the Business of the Buyer (or any other Affiliate of the Buyer) (otherwise than to a competitor of the Supplier where clause 17.1 above shall continue to operate), and in the event of such assignment, the Buyer shall with effect from such assignment be released from its obligations hereunder and all references in this Agreement to the Buyer shall be deemed to include its assigns.”
23. The following Clause is inserted as Clause 18.3:
“18.3     [***]."
24. Clause 21.1 is deleted in its entirety and replaced with the following:
“21.1    The Supplier shall comply with Supplier Code of Business Conduct and Anti-Bribery Policy (the "Policies") referred to in Schedule Eight hereto, and shall otherwise comply with all applicable national and legal requirements, customs, and accepted international standards pertaining to employment and manufacturing."
25. Schedule Eight attached to this Amendment supersedes and replaces Schedule Eight of the Agreement.

26. Clause 22.5 is deleted in its entirety and replaced with the following:
“22.5    All notice, consents, and approvals required or permitted to be given hereunder shall be in writing and shall be delivered (i) personally; (ii) by registered or certified mail, postage prepaid; or (iii) by reliable and nationally recognized overnight delivery service with parcel tracking enabled, addressed to the receiving party as follows (or to such other address as a party may designate in writing):

TO SUPPLIER:	Reckitt Benckiser Healthcare (UK) limited
[***]
Attn: SVP Manufacturing

With copy to:	Reckitt Benckiser Health limited
[***]
Attn: Legal Department

TO BUYER:	lndivior UK Ltd.
[***]
Attn: Company Secretary

With copy to:	lndivior UK ltd.
[***]
Attn: Chief Legal Officer
Any such notice, consent, or approval shall be deemed given, in the case of personal delivery, on the date of delivery; in the case of mailing, on the fifth calendar day following its deposit in the mail; and in the case of overnight delivery service, on the next business day following its deposit with the delivery service."
27. Schedule One section 4(b)(i) is deleted and replaced by the following:
“(i) if the Actual Volume is less than the Budget Order Volume (other than as a result of (A) Supplier's own fault or technical issues which leads to a breach of this Agreement or (B) a Force Majeure Event experienced by Supplier), invoice the Buyer for an amount equal to the following: (Budget Order Volume less Actual Volume), multiplied by the Indirect Manufacturing Cost Product Allocation, which invoice shall be paid by the Buyer within sixty (60) days of receipt thereof;]”
28. Schedule once section 1(3) is deleted and replaced by the following:
“[***]% margin on Manufacturing Costs, as agreed between the parties in accordance with clause 7.1 for the first (1) year after the Commencement Date. Such margin shall increase to [***] per cent ([***]%) for the remainder of the agreement, provided that in each individual contractual year, the Supplier meets an OTIF of >95% in at least nine (9) months of that year.
In the eventuality that the Supplier fails to meet the above requirement (except where failure to meet the OTIF target is entirely the fault of lndivior) in a specific contractual year, then the [***]% margin applies for that specific year, and the Supplier shall reimburse the buyer for any margin overpayment by March 1st of the subsequent contractual year.”
29. Schedule 4 attached to this Amendment supersedes and replaces the existing Schedule 4 to the Agreement.
30. Schedule 7 attached to this Amendment supersedes and replaces the existing Schedule 7 to the Agreement.

31.Except as modified by this Amendment, the Agreement shall remain in full force and effect. If there is a conflict between the terms of this Amendment and the terms of this Agreement, the terms of this Amendment shall govern.
The parties have caused their duly authorized representatives to execute this Amendment as of the Effective Date.

RECKITT BENCKISER HEALTHCARE (UK) LTD		INDIVIOR UK LTD
By:	/s/Frederick Dutrenit	By:	/s/Frank Stier
Name:	Frederick Dutrenit	Name:	Frank Stier
Title:	SVP Manufacturing Health	Title:	Chief Manufacturing and Supply Officer
Date:	March 29, 2019	Date:	March 12, 2019

SCHEDULE FOUR
THE SPECIFICATION
Temgesic Injection 0.3mg/ml
[***]
Temgesic Sublingual Tablets 0.2mg
[***]
Temgesic Sublingual Tablets 0.4mg
[***]
Subutex Tablets 0.4mg
[***]
Subutex Tablets 2mg
[***]
Subutex Tablets 8mg
[***]
Suboxone Tablets 2mg
[***]
Suboxone Tablets 8mg
[***]
Suboxone Tablets 12mg
[***]
Suboxone Tablets 16mg
[***]

SCHEDULE SEVEN
TOOLING AND EXISTING TOOLING
1.Tooling
2.Existing Tooling
[***]
3.Purchasing process (applicable to Tooling)
The Supplier shall obtain a quotation for Tooling which is to be agreed by Buyer. The cost of such Tooling shall be agreed upfront by Buyer. The Buyer shall pay the full sum for such Tooling upfront.

SCHEDULE EIGHT
SUPPLIER’S CODE OF CONDUCT AND ANTI-BRIBERY POLICY
Supplier’s Code of Conduct and Anti-Bribery Policy attached.

Living our Values

Reckitt Benckiser Group plc (RB)

Code of Conduct

01 Reckitt Benckiser Group plc (RB) Living our Values – Code of Conduct

Overview | Each Other | Our Consumers and Customers | Our Shareholders and Stakeholders | In the Global Marketplace

Contents

01 Overview
01 Letter from the CEO
02 Living Our Values
03 What is Expected of Everyone
03 What is Expected of Managers and Supervisors
03 Raising Concerns

04 Integrity and Respect for Each Other
04 Fair Treatment of our Employees
04 Health and Safety
04 Respect for Basic Human Rights
04 Employee Privacy

05 Integrity and Respect for Our Consumers and Customers
05 Product Safety
05 Reporting Consumer Adverse Events, Safety Concerns and Quality Events
06 Marketing Activities
06 Interactions with Healthcare Professionals

07 Integrity and Responsibility to Our Shareholders and Stakeholders
07 Keeping Accurate Records
08 Protecting Confidential Information
09 Data Privacy
09 Insider Trading and Securities Laws Compliance
09 Interacting with Stockholders, Analysts, the Media and the Public
10 Government Investigations and Other Legal Matters
10 Protecting Company Assets
10 Careful Communications and Use of Electronic Resources
11 Conflicts of Interest
11 Exchanging Business Gifts and Entertainment

12 Integrity and Respect in the Global Marketplace
12 Fair Competition
13 Bribery and Corruption
13 Working with Suppliers
14 Protecting the Environment
14 Political Activities
14 Doing the Right Thing

Letter from the CEO

At RB, we are all inspired by a vision of a world where people are healthier and live better.

Rakesh Kapoor
Chief Executive

Our purpose is to make a difference by giving people innovative solutions for healthier lives and happier homes. We also strive to be the world's leading nutrition company for babies and children and to nourish the world's children for the best start in life.

Our core values (responsibility, ownership, achievement, entrepreneurship, and partnership) underpin this shared vision.

The purpose of RB's Code of Conduct (the "Code of Conduct" or simply the "Code") is to ensure that employees and contractors across the Group have a clear understanding of the principles and ethical values that RB wants to uphold. We expect all our people to read, understand and follow the Code of Conduct.

Compliance with the Code of Conduct is essential for maintaining and building the reputation of RB as a responsible and trustworthy corporate citizen for stakeholders, including consumers, customers, business partners, employees, clients, suppliers, shareholders, the local communities we operate in and others.

I am confident that by abiding by the principles set out in this Code, we can meet our ambition to change things for the better.

Sincerely,
Rakesh Kapoor
Chief Executive Officer

02 Reckitt Benckiser Group plc (RB) Living our Values – Code of Conduct

Overview | Each Other | Our Consumers and Customers | Our Shareholders and Stakeholders | In the Global Marketplace

Living Our Values

RB's core values are a set of interwoven principles and behaviours. The Responsibility value is at the centre. Each is vital.

Achievement
Hungry for outperformance
Entrepreneurship
Courage to disrupt the status quo
Responsibility
Doing the right thing
Ownership
'It's my business, I own it, I drive it'
Partnership
Building trusted relationships to create value

Living Our Values puts acting responsibly at the centre.
We conduct business honestly and with integrity and do the right thing. We must act fairly and treat others with respect. We look for opportunities to improve our products, develop the talent of our people and innovate for results. We drive for outperformance and take responsibility for our work, for the impact we have on society and the environment in which we operate, and for delivering sustainable results to our stakeholders.

The Code of Conduct serves as a guide and standard to translate our values into everyday behaviour and to keep us working toward a common goal – to behave ethically and in accordance with our values, our policies and procedures, and applicable laws.

Who does the Code of Conduct apply to?
The principles and obligations outlined in this Code of Conduct apply to all employees of RB companies globally (collectively the "Company" or "Group"), members of RB's Board of Directors, and RB's contractors (which include agents, consultants, outsourced personnel and other representatives).

As such, each of us is responsible for adhering to these standards in our business interactions, and we must ensure that RB contractors retained by us understand that they are responsible for complying with this Code of Conduct when acting on behalf of RB.

When RB participates in joint ventures which we do not control, we should actively promote the Code of Conduct's standards.

How do I translate RB's values into behaviour?

1. Apply the highest standards of ethical business conduct, in both spirit and conduct, in your day-to-day work and do your part to advocate compliant and ethical business practices.
2. Report any conduct that you observe that is potentially unethical, unlawful, unsafe, or otherwise conflicts with the Code of Conduct or RB policies and procedures.
3. Read, understand, and comply with this Code of Conduct and applicable RB policies and procedures.
4. Participate in Code of Conduct training and complete all assigned compliance training promptly.

03 Reckitt Benckiser Group plc (RB) Living our Values – Code of Conduct

Overview | Each Other | Our Consumers and Customers | Our Shareholders and Stakeholders | In the Global Marketplace

Living Our Values Continued

What is Expected of Everyone?

In our constantly changing and diverse global environment, it is not unusual for employees to have questions concerning ethical or legal matters. RB's Code of Conduct and our policies, along with your common sense and good judgment, may be all you need to make the right decision. However, some situations may be more complex. Remember – when in doubt, ask.

The Code of Conduct cannot address every situation that may occur in the workplace. Therefore, when there is doubt, you should ask yourself the following questions:

- Is my action legal?
- Is my action the right thing to do?
- Would I be okay with my action if I knew it would be reported in the media?
- Would I be comfortable explaining my action to my family and friends?

What is Expected of Managers and Supervisors?

Managers and supervisors have additional responsibilities for compliance with this Code of Conduct and should lead by example at all times.

Raising Concerns

We are each responsible for living our values. If you become aware of a situation that may involve a potential or actual violation of the Code of Conduct or any applicable law, policy or procedure – whether intentional or unintentional – you must report the issue promptly. Doing so will allow RB to address the issue and resolve it, ideally before it becomes a violation of law or a risk to health, security or RB's reputation.

Speak Up Service

RB has a Speak Up hotline, which enables employees to voice their concerns about non-compliances with the Code of Conduct, our policies and procedures, and applicable laws. In accordance with RB's policy on the use of this service, RB offers confidentiality and anonymity to employees who report their concerns. RB also guarantees that there will be no retaliation against anyone who voices a concern in good faith.

You have two options for making a report:

- **Online Reporting** to submit a report using the online reporting tool, please refer to the link at https://secure.ethicspoint.eu/domain/media/en/gui/102030/index.html
- **By Telephone** to submit a report by phone, please refer to the international toll-free lines available at https://www.rb.com/responsibility/policies-and-reports/whistleblower-policy/. In some countries, you will be able to call direct while in other countries you may need to first dial your corresponding access code. Please follow the instructions provided. Translators will be available to help you report your concerns in your local language.

Disciplinary Action

All employees are required to comply with this Code of Conduct. We may take disciplinary action, up to and including termination of employment, against any individual who:

- authorises or participates in a violation of this Code of Conduct, the law, or any RB policies or procedures;
- fails to report a violation or withholds relevant information about a violation;
- improperly or negligently supervises a person who commits a violation;
- retaliates against a person who reports a suspected violation; or
- fails to cooperate in any investigation into a potential violation.

Resources

You have several options for raising issues and concerns. You can contact or report to any of the following:

1. Any manager or supervisor
2. Your local Human Resources representative
3. Your Compliance Officer
4. A member of the Legal team
5. RB's confidential Speak Up hotline service

04 Reckitt Benckiser Group plc (RB) Living our Values – Code of Conduct

Overview | Each Other | Our Consumers and Customers | Our Shareholders and Stakeholders | In the Global Marketplace

Integrity and Respect for Each Other

In order to live our five core Values, employees must treat one another respectfully.

Fair Treatment of our Employees

We are a global organisation that recognises differences in culture across regions. In order to live our five core Values, employees must treat one another respectfully, recognising cultural differences and traditions, and take steps to foster an environment of tolerance and open, honest communication.

In employment-related matters (including recruitment, access to training and promotion, transfers, employment termination, discipline, compensation and benefits), decisions are made on the basis of merit. RB is committed to equal opportunities at work. Colleagues should not engage in or support discrimination or harassment based on any protected category, including race, colour, language, caste, national origin, indigenous status, religion, disability, gender, marital status, sexual orientation, union membership, political affiliation, pregnancy, veteran status or age.

Employees and any visitors to a RB location have the right to work in an environment that is free from intimidation, harassment and violence. Any act or threat of violence, and any verbal or physical conduct that creates an intimidating, offensive, abusive or hostile work environment, will not be tolerated. In addition, unwelcome sexual advances, requests for sexual favours, and other unwelcome verbal or physical conduct of a sexual nature are strictly prohibited.

Failing to follow this standard could lead to disciplinary action up to and including termination as well as criminal prosecution. Employees should report any form of harassment they have been subject to or witnessed. Retaliation against anyone who speaks out in good faith when they perceive that a co-worker or manager has violated RB's polices will not be tolerated.

Health and Safety

RB is committed to providing a safe and healthy working environment and to assuring, so far as is reasonably practicable, the health, safety and welfare at work of its employees and contractors and visitors. RB's policies and objectives related to health and safety are publicly available and a management system is in place to coordinate the management of occupational health and safety across RB. Employees and contractors have a duty to take reasonable care for their own health and safety and that of others who may be affected by their acts or omissions. Employees and contractors must use all work items provided by RB correctly, and in accordance with the training and instructions they received to use them safely.

Consistent with our commitment to providing a safe and healthy workplace, employees and contractors must never use drugs, alcohol or other substances in a way which may adversely affect their ability to perform their jobs safely. While acting as a representative of RB, employees and contractors should never possess drugs or other substances on RB premises which they are not authorised to possess, nor should they sell, exchange or purchase drugs or illegal substances on RB premises.

Respect for Basic Human Rights

RB believes that human rights are a universal requirement and is committed to upholding those rights expressed in the International Bill of Human Rights (consisting of the Universal Declaration of Human Rights, the International Covenant on Civil and Political Rights and the International Covenant on Economic, Social and Cultural Rights) and the International Labour Organisation's ("ILO") Declaration on Fundamental Principles and Rights at Work. RB's commitment to human rights is set out in RB's publicly available policy on human rights and responsible business.

Employee Privacy

RB respects employees' personal and confidential information. This means that access to such information is limited to personnel who have the appropriate authorisation and a clear business need for that information. RB exercises appropriate and due care to avoid disclosure of sensitive personal information. Likewise, employees entrusted with personal information are expected to understand and comply with their obligation not to disclose it nor to use it for any other purpose.

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Integrity and Respect for Our Consumers and Customers

Product safety is fundamental to RB's brands, business and long-term success.

Product Safety

RB is committed to ensuring that consumers can trust the safety of our products. It is the responsibility of every employee and contractor to make sure that our products meet our rigorous quality standards and are safe to use as labelled and directed. Each employee must ensure that he or she is performing their jobs to meet our rigorous standards.

Product safety is fundamental to RB's brands, business and long-term success. Remember, RB's reputation is reflected in every product we promote and sell.

Reporting Consumer Adverse Events, Safety Concerns and Quality Events

The health and well-being of our consumers is our number one priority, so both the quality and safety of our products are important.

For this reason, it is the responsibility of every employee (or any agent working on our behalf) to report any feedback received indicating dissatisfaction related to the use of any of RB's products, including safety, quality or performance to your local safety/quality team or Drug Safety Officer.

These reports may come to our attention in a variety of ways including social media, media, face to face conversations or any other route.

Remember, even a suggestion or anecdotal report that there is an issue with a product must be taken seriously. Any statement or comment from any person or institution suggesting that they are dissatisfied with a product (including quality, safety, identity, instructions, or performance) must be forwarded to the contacts below within 24 hours of awareness.

If an issue does come to your attention, if possible collect the 4 basic elements below. However, if you cannot collect this data please still report this issue to your quality/safety team or your local Drug Safety Officer:

1. **PRODUCT:** What is the brand name and strength of the product?
2. **PATIENT:** Who experienced the event? Record their name/initials, gender and age.
3. **EVENT:** What happened and when did it occur? Were there any symptoms?
4. **REPORTER:** Who reported the event? Record their name, phone number and address.

Reporting any of these issues is a legal requirement and non-compliance can result in:

- the triggering of regulatory inspections.
- fines, criminal sanctions, claims for negligence.
- loss of credibility with authorities and consumers.

For the Infant and Child Nutrition portfolio of products:

- send the information you have collected to mailto:globalqualityevents@mjn.com within 24 hours of becoming aware of the issues.

For all other products:

- You will find the link on our Rubi website. By navigating here you will find the specific mailbox to send the contact details to your local Drug Safety Officer (DSO) within 24 hours of becoming aware of the issues.

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Integrity and Respect for Our Consumers and Customers Continued

Marketing Activities
RB's approach to marketing is underpinned by our ethical marketing ethos and our desire to put our consumers at the front of every decision. More information about our ethical marketing principles is available on our website https://www.rb.com/responsibility/ethical-marketing/.

All of RB's products are sold on the basis of their quality, efficacy, safety and price. Advertising and labelling on our packaging, as well as on all other RB communications, must be truthful, and specific claims must be fair and substantiated. RB will work to continuously improve its products by engaging with our customers to develop products which are reflective of their evolving needs and requirements. Materials created for use in marketing our products must be reviewed to check they comply with applicable policies, and approved before they are used. Employees should always follow their established processes for obtaining legal and regulatory approval before executing a marketing campaign.

Interactions with Healthcare Professionals
Interactions with health-care professionals ("HCPs"), healthcare entities ("HCEs"), and government officials that involve transferring anything of value (for example payment for service, gifts, sponsorships for attending events, grants, or any other benefit) have the risk of being perceived as an inducement or bribe to provide an advantage to RB in return.

Recognising the importance of responsible behaviour, we follow global compliance standards and processes to ensure that RB:
- never offers or provides inducements to HCPs or HCEs to win business or to use, prescribe, purchase, influence, or recommend RB products or reward past purchases.
- never rewards past purchases.
- interactions with HCPs and HCEs comply with all applicable legal and regulatory requirements.

We have specific policies about interactions with healthcare professionals to which all employees and contractors should adhere to.

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Integrity and Responsibility to Our Shareholders and Stakeholders

We are all responsible for documenting and recording RB information honestly and properly.

Keeping Accurate Records

Investors and the public rely on RB's employees to deliver on its commitments, present accurate and timely information and maximise the return on shareholder investments. Therefore, we are all responsible for documenting and recording RB information honestly and properly. Regardless of our position or job responsibilities, we are obligated to make certain that RB's books and records are accurate.

Books and records must be maintained in all respects according to law and the accounting principles, policies and procedures that RB has adopted.

We are all expected to

- accurately and honestly provide information in business reports and records.
- make sure that all entries are timely and accurate such as on expense reports, project reports, time sheets, employment applications, balance sheet reports and profit and loss statements.
- pay attention to detail and ensure that records are accurate.
- never create or alter records so that they contain false data, dates or signatures.
- never create or alter records so that they fail to accurately reflect the true nature of the transactions.
- never record transactions that have not or not yet occurred.
- never destroy documents or delete data that could be required to support an investigation of wrongdoing or that is relevant to actual or foreseeable litigation or investigation.

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Integrity and Responsibility to Our Shareholders and Stakeholders Continued

Protecting Confidential Information

One of RB's most valuable assets is information. Employees might have access to various types of proprietary, confidential, personal or private information belonging to RB or its consumers, customers, suppliers, employees, or others. Employees must only use confidential information for its intended purposes and as part of their duties. This means that we do not disclose confidential information to anyone inside or outside of RB, except when the disclosure is required by law or for a specific and proper business purpose.

We have a duty to protect confidential information at all times, including outside of the workplace and working hours, and even after employment ends.

Q. What is confidential information?

A. Information that RB has not disclosed or made generally available to the public.

Examples include information related to:

- market share data or unpublished financial data.
- strategic and business plans including new product launches and mergers and acquisitions.
- sensitive information such as contracts, pricing, intellectual property, employee data, manufacturing processes, process improvements and customer and supplier lists.
- equivalent information about other companies which they have provided under non-disclosure agreements or which has otherwise been provided in confidence.

We are all expected to

- use RB, consumer, customer, supplier, or employee confidential information only for its intended business purpose.
- comply with non-disclosure agreements to which RB is a party.
- help keep confidential information confidential. If you receive information that is not marked confidential, but you believe that it is confidential, bring it to the attention of the person who gave it to you and follow up to make sure the information is properly classified and protected.
- use only legitimate, publicly available resources if your duties require you to perform research to gain an understanding of competitors' business and strategies. Do not use actions that are illegal or unethical.
- refuse to accept confidential information from inside or outside sources that you are not authorised to receive and notify your supervisor or manager.
- remember that your obligation to protect confidential information learned at RB continues even after you leave RB.

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Integrity and Responsibility to Our Shareholders and Stakeholders Continued

Data Privacy

In the normal course of business RB receives, collects, maintains and uses significant amounts of personally identifiable data from individuals related to their financial, medical and benefits information. Some of this data may include sensitive information that may refer to a person's health, or relate to employees, customers, consumers, research subjects, vendors and competitors.

We are all expected to

- safeguard personal or sensitive information at all times by keeping it electronically and physically secure.
- only disclose or share personal or sensitive information with those who have a need to know it while complying with any permissions or restrictions covering its storage and use.
- properly designate information as confidential or sensitive and handle such information in compliance with applicable laws and RB policies.
- comply with RB guidance and policies on privacy and confidentiality, including any applicable limitations for use and disclosure of information that is entrusted to us by our customers, employees, vendors, partners, consumers and research subjects.
- never create or alter records so that they fail to accurately reflect the true nature of the transactions.
- report a breach immediately to Information Security Services/Legal, if you suspect that personal or sensitive information has been breached (whether deliberately or inadvertently).

Insider Trading and Securities Law Compliance

At RB, we have access to information about RB and its operations. At times, that type of information may be material, non-public or "inside information" and would be information an investor would consider relevant in deciding whether to buy or sell shares.

Confidential or inside information obtained through employment with RB may not be used for personal benefit. As employees, we are prohibited by law from trading RB securities, or the securities of other companies, while we are aware of any material inside information which is not publicly available. We are also prohibited from disclosing such information to other people, including family members and friends.

Employees and contractors should adhere to the principles, policies and procedures that RB has adopted in respect of insider trading and securities law compliance.

We are all expected to

- not purchase or sell RB issued securities if you have inside information at the time of purchase or sale.
- not "tip" other employees, friends or family about non-public information so that they can gain an improper advantage for a potential securities trade.
- consult with a representative from Legal if you have any doubt as to whether the information you are holding is material and/or non-public.
- not engage in "short sales", trade in puts, calls or other options to avoid the appearance that any employee is trading on material inside information.

Interacting with Stockholders, Analysts, the Media and the Public

When RB provides information to the public and the media, it has an obligation to report all related facts accurately, completely and in a timely and comprehensive fashion. As a publicly listed company, RB must follow strict guidelines when communicating to the public. In order to ensure that RB complies with its obligations, employees receiving questions about RB's activities, results, plans or its position on public issues, should refer the requests to the Investor Relations or the Communications function as appropriate for a response.

All employees and contractors should adhere to the principles, policies and procedures that RB has adopted in respect of interactions with shareholders, analysts, the media and the public.

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Integrity and Responsibility to Our Shareholders and Stakeholders Continued

Government Investigations and Other Legal Matters

Almost all business records – including email and electronic records – may become subject to disclosure (possibly public) due to litigation or government investigation.

When you know, reasonably believe, or have been notified that a regulatory investigation or any litigation is expected or ongoing, you must retain and preserve all related documents regardless of format.

Q. What is a "record"?

A. A record is any recorded information however it has been created, received, modified, maintained, archived, retrieved or transmitted that supports our business activities. This includes, but is not limited to, paper, microfilm, e-mail messages, photographs, electronic and digital records (CDs, portable storage devices, computer tapes, disks, etc.), and Word, Excel and other documents.

We are all expected to

- maintain all business records in compliance with applicable laws and RB's record-keeping policies and procedures.
- ensure that up-to-date procedures for unannounced inspections from regulatory authorities are adhered to.
- refrain from obstructing an ongoing investigation or do anything which could be perceived as attempting to improperly influence the course of an ongoing investigation.
- never alter, conceal or destroy any documents or records that are subject to an expected or ongoing investigation or litigation matter.
- never lie or make misleading statements to a government investigator or RB management.

Protecting Company Assets

RB facilities, equipment, materials, property, product technology and information have been acquired through the hard work of employees and at RB's investment and expense. We must ensure that RB property is only used for proper business or management-approved purposes.

We have a responsibility to protect all RB assets against damage or misuse. Employees who engage in theft, fraud, embezzlement or misappropriation of RB's assets will be subject to termination and will be referred to the police.

We are all expected to

- be familiar with RB policies and procedures related to RB resources, and ask your manager for guidance and/or approval before making any personal use of RB assets.
- never waste or damage RB assets or misuse them for your own personal interest, or to reduce your own personal expenses.
- ensure that any personal use of RB resources does not adversely affect your work performance or cause disruption in the workplace.

Careful Communications and Use of Electronic Resources

Employees and contractors are expected to take care when communicating via electronic means. RB's policies and procedures on communicating with care should be adhered to at all times.

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Integrity and Responsibility to Our Shareholders and Stakeholders Continued

Conflicts of Interest

A conflict of interest arises when individual interests, including personal, social and financial, interfere with your ability to objectively and effectively perform your job. You must avoid any interest, investment or association that may interfere with your ability to exercise your best judgment, or to act in the best interests of RB while performing your job. This includes avoiding business dealings between RB and yourself, a family member, a friend or a business in which you or a family member or friend has a substantial interest or benefit.

Q. What kinds of situations are most likely to create potential conflicts of interest?

Examples include any of the following:

- Performing work for an RB customer, competitor, supplier or contractor while you are still employed by RB.
- Hiring or supervising immediate family members, partners, friends or relatives.
- Owning or having a substantial financial interest in a competitor, supplier or contractor ("substantial" meaning an amount that is more than 1% of the total capital value of an entity or represents more than 5% of the personal net worth of the employee, the employee's family or others with whom the employee has a close personal relationship).
- Having a personal interest or potential personal financial gain from any RB business transaction.
- Giving or receiving gifts or entertainment.

You must avoid personal relationships at work that improperly influence sound, objective decision-making. No family member or partner should be hired in a position that places him or her in a position that has direct decision-making authority over another family member or partner, and you should avoid even indirect reporting relationships with family members, partners or others that could result in real or perceived preferential treatment or favouritism.

You must also not compete with RB in any outside business interests, or take an RB business opportunity for personal gain.

Full disclosure and approval is required for any activity, transaction, or relationship that could create the appearance of a conflict of interest by employees before they or their family members or partners undertake the activity. If the activity is already taking place, disclosure is still required.

We are all expected to

- avoid situations where personal, social, financial or political activities interfere with or have the potential of interfering with your duty to RB.
- obtain approval from a manager and Human Resources before you undertake any outside activity that could create the appearance of a conflict of interest.
- disclose and resolve any existing situations that potentially create a conflict of interest or the appearance of one.

Exchanging Business Gifts and Entertainment

The act of exchanging business gifts and receiving corporate hospitality can play a healthy role in building business relationships. However, gifts and hospitality are problematic if they create actual or perceived conflicts of interest, or otherwise appear to influence a business decision.

Accepting gifts, discounts, favours, or services from a current or potential customer, competitor, or supplier is prohibited if that benefit is a type or amount which has the potential to influence a person's business decision. As a minimum, employees and contractors must adhere to all local legal and regulatory requirements relating to business gifts and entertainment in the jurisdictions in which RB operates. Employees and contractors must read and comply with RB's global policy and standard operating procedures on gifts and hospitality and should consult with a manager or Legal if they are uncertain about what to do.

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Integrity and Respect in the Global Marketplace

We are committed to complying with all laws and regulations in each of the countries in which we conduct business.

Fair Competition

We are committed to conducting our business activities in full compliance with the competition laws of the countries in which we do business.

We do not share non-public information regarding pricing, costs, product supply, customers, marketing or territories, or other sensitive product information with competitors, nor do we use our market position to illegally influence the legitimate activity of a competitor.

The following arrangements with customers need special consideration and should always be reviewed by Legal:

- Entering into agreements with customers that limit a customer's right to sell a product or that obligate the customer to buy certain RB products before they can purchase other ones.
- Charging different prices (not including individually negotiated prices under contracts reviewed by Legal) to similarly situated customers.
- Pricing of a product below cost and certain other pricing and promotion policies, especially when we have a substantial share of the local market.
- Refusing to conduct business with a particular person or business (or causing others to do the same) as a result of doing business with one of our competitors.
- Terminating business relationships outside the scope of a negotiated agreement.

RB's policies and procedures on fair competition should be adhered to at all times.

We are all expected to

- refrain from discussing prices, pricing policy, terms and conditions, marketing plans, and similar matters of competitive interest when involved in trade association activities or in other situations involving informal communications among competitors, customers, business partners, or suppliers.
- be aware of the competition laws in the jurisdictions in which RB conducts business and understand that such laws apply to both formal and informal communications
- immediately disengage from an improper discussion with a competitor and contact your manager and Legal.

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Integrity and Respect in the Global Marketplace Continued

Bribery and Corruption

RB has a zero-tolerance attitude towards bribery. RB and its worldwide subsidiaries and affiliates are committed to complying with anti-corruption laws in all countries in which RB operates, including the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act and anti-bribery legislation enacted by each signing country in accordance with the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the "OECD Convention"). Many of these laws are drafted to have extraterritorial effect and may apply to RB wherever it does business.

The penalties for violating these laws can be severe, both for RB and for the individuals involved, including significant corporate and individual fines, and imprisonment.

A bribe includes any financial advantage or other inducement or reward which is intended to bring about the improper performance of a relevant function or an activity by another person. Bribes include facilitation payments and financial advantages such as cash payments or loans, but they don't have to be financial in nature.

Employees and contractors must not offer or give bribes to any third party, which are, or may be seen to be, intended to gain a business advantage for RB. Similarly, employees and contractors must not request or receive bribes from any third party, which may be, or may be seen to be, intended to gain a business advantage for that third party. Any dealings with public officials present a particularly high risk and employees and contractors must take great care in such situations. We may be held liable for bribes or facilitation payments paid by a third-party agent or consultant acting on behalf of RB. Take particular care when evaluating a prospective third-party agent or consultant to determine whether there is reason to believe that the agent or consultant may attempt to offer or give a bribe. Employees and contractors must read and comply with RB's Anti-Bribery Policy and associated documents.

Working with Suppliers

RB purchases goods and services on the basis of price, quality, safety and the value they provide. RB's relationships with suppliers are based on lawful, efficient and fair practices.

We expect our suppliers to obey the laws that require them to treat workers fairly, provide a safe and healthy work environment and protect environmental quality. Most importantly, we expect our suppliers to promote responsible business behaviour and high standards of business conduct.

We are all expected to

- follow all procurement policies, including competitive bidding practices when engaging suppliers.
- treat suppliers fairly and professionally.
- remain objective when selecting bids from suppliers.
- only work with suppliers who are reputable, share our ethical principles of conduct, and who agree to abide by RB's policies towards human rights and ethical business.

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Protecting the Environment

RB works to protect the environment today to help create a better world tomorrow. To that end, we are committed to reducing the environmental impact of our operations and products over the short, medium and long term.

We strive to use pollution prevention and environmental best practices in all we do. Employees are expected to comply with all applicable environmental laws, regulations and RB's policies, and to report any incidents or conditions that may result in an environmental violation or have an adverse environmental impact. Employees are also encouraged to identify opportunities for improving our environmental performance, including, for example, waste reduction, and energy and water efficiency.

Political Activities

RB is not a political organisation. As a general matter, it does not support political parties nor contribute to the funds of groups whose activities are calculated to promote party interests or the election of a specific candidate, except in limited circumstances and subject to the approval of the Group CEO and General Counsel.

We respect the right of our employees and contractors to freedom of association. Accordingly, employees and contractors are welcome to participate in political activities, so long as this is done in their personal capacity using their own time and resources. Employees and contractors who are concerned about whether their political activities are appropriate should consult with their manager or Legal.

Doing the Right Thing

Wherever we are located, we operate as a team. We face our challenges, overcome obstacles, and celebrate successes together. Collaborating and supporting each other for the good of our employees, customers, communities and shareholders is how we succeed. It is important that at all times we accept only exemplary ethical conduct from ourselves and each other.

Reckitt Benckiser Group plc 103-105 Bath Road, Slough, Berkshire SL1 3UH, United Kingdom
Tel: +44 (0) 1753 217 800 Fax: +44 (0) 1753 217 899 www.rb.com

Anti-Bribery Policy

Statement of Policy

RB (including its companies globally, together the **"Company"**) is committed to complying with all laws and regulations which govern our operations in every country in which we operate. This Anti-Bribery Policy (the "Policy") explains our individual responsibility to comply with anti-bribery and anti-corruption laws around the world and to ensure that any third parties that we engage to act on our behalf, do the same.

The penalties for violating these laws can be severe, both for the Company and for the individuals involved, including significant corporate and individual fines, and imprisonment.

RB has a zero-tolerance attitude towards bribery. Even the suggestion of corruption may damage the reputation of the Company and affect its ability to do business, as well as the reputation of its employees. The Company is therefore committed to doing business ethically, even if this means not gaining new business, not using the services of particular agents or business partners or incurring delays in carrying on our existing business.

Any violation of this Policy may result in disciplinary action, up to and including dismissal in appropriate circumstances. It is therefore extremely important that you familiarise yourself with this Policy and strictly adhere to it. If you have any questions, please consult your Designated Legal/Compliance Officer.

Scope of Policy

The principles and obligations outlined in this Policy apply to all employees of RB companies globally, members of RB's Board of Directors, and RB's contractors (which include agents, consultants, outsourced personnel and other representatives). As such, each of us is responsible for adhering to these standards in our business interactions, and we must ensure that all Company contractors retained by us understand that they are responsible for complying with this Policy when acting on behalf of the Company.

This Policy sets forth RB minimum compliance standards with respect to interactions with third parties. However, where local law, regulations or local or Business Unit internal policies require more stringent controls, then such more stringent controls must be followed.

It is the responsibility of each local market/ Business Unit to identify and strictly adhere to all more stringent local/ Business Unit requirements and controls.

What is a Bribe?

A bribe means:

- the offering, promising, giving, authorising, requesting or receiving of a financial or non-financial advantage or anything of value;
- if the purpose of the payment is to secure the improper performance of/ misuse of a person's position.

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Prohibition of Bribery

No person who is subject to this Policy shall:

- offer, provide, or authorise, a bribe or anything which may be viewed as a bribe either directly or indirectly or otherwise through any third party; or

- request or receive a bribe or anything which may be viewed as a bribe either directly or indirectly or otherwise through any third party, or perform their job functions improperly in anticipation, or in consequence, of a bribe.

The prohibition on accepting a bribe from, or giving a bribe to, any person applies to any person acting in the course of a business, as an employee of a business or otherwise on behalf of others in relation to their performance of their duties and to public officials. Any dealings with public officials present a particularly high risk. Another high risk group for contact with RB employees and contractors are healthcare professionals (such as doctors, nurses, nutritionists, etc.) specifically ones who work in a public setting such as State medical services, hospitals and other nationalised industries. Even the appearance of improper conduct in the context of public officials would have a significant reputational impact on RB's public image. RB employees and contractors must take great care in these situations.

Under this Policy, public officials include any officer, employee or representative of the government or a government-owned entity. The term will also extent to a legislative, administrative or judicial official, regardless of whether elected or appointed; an officer of, or individual who holds a position in, a political party; a candidate for political office; or person who otherwise exercises a public function for or on behalf of any country. This list is not exhaustive so you should consult with your Designated Legal/Compliance Officer if you have any questions or concerns.

Facilitation Payment

Facilitation payments are small unofficial payments to public officials to ensure or speed up performance of routine or necessary action which is part of the public official's usual responsibilities. These are bribes, regardless of whether they may be a part of the "way of doing business" in a particular country. As a representative of the Company, you must not make any facilitation payments unless you or your companions are at personal physical risk if you fail to do so.

Third Parties

RB could be held responsible for the actions of a third party (e.g. distributor, agent, contractor, supplier, joint venture partner) acting on its behalf. As such, care must be taken to ensure that those third parties do not engage or attempt to engage in bribery.

All group companies shall:

- Ensure that any new third parties (or third parties whose contracts are being renewed) who provide services on behalf of RB contractually agree to abide by the principles set out in our Code of Conduct and this Policy.

- Undertake sufficient due diligence in relation to any proposed acquisition or joint venture to ensure that bribery is unlikely. This may include a search of the database on anti-bribery and sanctions lists and checking for relationships with public officials. The results of the due diligence process shall be

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appropriately documented. Undertake sufficient due diligence (including checking of responses) in relation to the new third party's background, capability and reputation to ensure that bribery is unlikely, where any of the "red flags" (see list of Red Flags further below in this Policy) are met. This shall include a search of the database on anti-bribery and sanctions lists, checking for relationships with public officials and documenting the reasons for choosing a particular third party. The results, assessments and report of the due diligence process shall be documented and produced on request by Business owner and Procurement. If the due diligence process raises concerns, you must contact the Legal or Compliance Department immediately.

- repeat due diligence every year for ongoing third party relationships or those which have not previously been checked but which meet the requirements above.

Gifts and Hospitality

The act of exchanging business gifts and receiving corporate hospitality can play an appropriate role in building or maintaining business relationships. However, gifts and hospitality are problematic if they create actual or perceived conflicts of interest, or otherwise appear to influence a business decision.

Accepting gifts, discounts, favours, or services from a current or potential customer, competitor, supplier, or service provider is prohibited if that benefit is a type or amount which has the potential to influence a person's business decision. Functions like procurement and sales or health care personnel must take extra care. More strict requirements might apply and these groups might not be allowed to take or give any gifts or hospitality under certain circumstances or policies and procedures applicable to that group. If you have any questions, please consult your Designated Legal/Compliance Officer.

Gifts are only permitted if they are:

- reasonable;
- infrequent;
- in good taste;
- unsolicited;
- not cash or a cash equivalent; and
- not given with an intent to influence a business decision.

Occasionally, for the purpose of building relationships, you may accept or offer social entertainment or hospitality, such as modest meals or event tickets. However, you must not accept or offer entertainment or hospitality unless the activity:

- permits business or educational discussions at the meal or event (a Company representative must be in attendance at the meal or event);
- is part of a genuine business relationship;
- is not intended and could not be perceived by others to improperly influence business decisions;
- is consistent with industry practices, all applicable laws and our Company policies and procedures;

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HEALTH · HYGIENE · HOME

Reckitt Benckiser Group plc 103-105 Bath Road, Slough, Berkshire SL1 3UH, United Kingdom
Tel: +44 (0) 1753 217 800 Fax: +44 (0) 1753 217 899 www.rb.com

- is not excessive in value or quantity, as defined by local procedural documents; and
- would not embarrass our Company if it was brought to public attention.

Where local law, regulations or standards, or local or divisional internal policies {e.g. IFCN policies} apply and require more stringent processes/ controls, then such more stringent processes/ controls must be followed.

Political Donations

As stated in our Code of Conduct, the Company is not a political organisation. It does not support political parties or contribute funds to groups whose activities are calculated to promote party interests or the election of a specific candidate. In very limited instances, if permitted by local law and regulation and with specific approval from the General Manager, the Company may contribute funds toward organisations or entities that engage in the political process to address an issue that directly affects the Company and its business activity. Any request for approval for such payments and the permission must be documented in writing and the payments properly recorded.

Charitable contributions

Charitable contributions may only be given to recognised non-profit charitable organisations.

All donations must be:

- transparent and properly recorded in our books and records; and
- receipted or have a letter of acknowledgement from the charity to ensure that the donations receive the proper tax treatment.
- be compliant with local law, regulations or local or Business Unit internal policies

Donations must not:

- be made to individuals or in cash; or
- be made at the request of a public official as an inducement to or reward for acting improperly.

Record Keeping

Financial and non-financial records which RB maintains are disclosed to shareholders, regulators and other stakeholders. Accordingly, these records must be accurate and complete so that the Company can substantiate and justify any transactions with third parties.

All persons who are subject to this Policy must declare and record in writing all hospitality and gifts given or received. RB introduced an electronical Gift and Entertainment Register who's Disclosure Form can be accessed on the intranet. All persons who are subject to this Policy with access to the intranet are expected to use it for recording. They must also submit expenses claims relating to hospitality, gifts or payments made to third parties promptly and provide justification for this expenditure.

January 2018 | Policy Owner : Legal page 4 of 5

HEALTH • HYGIENE • HOME

Reckitt Benckiser Group plc 103-105 Bath Road, Slough, Berkshire SL1 3UH, United Kingdom
Tel: +44 (0) 1753 217 800 Fax: +44 (0) 1753 217 899 www.rb.com

All accounts, invoices, and other records involving transactions with third parties including suppliers and customers must be prepared accurately. Under no circumstances should a person prepare an account "off-book", particularly where this is designed to conceal an improper transaction.

"Red Flags"

There are a number of issues which should cause us to do some further investigation into whether a particular transaction or relationship may present a potential bribery risk or issue.

All persons who are subject to this Policy must remain vigilant and attempt to spot any of the scenarios listed below. If you should come across a potential issue of the kind listed below, you should (i) consider whether further investigation and due diligence of your counterparty is necessary; and/or (ii) escalate the matter to your manager and your Designated Legal/Compliance Officer.

Potential issues which call for further vigilance and/or investigation include:

- the prevalence of bribery in a country that has a nexus with the particular transaction or relationship (third party is located in such country or the transaction involves such country); e.g. according to the Corruption Perception Index (CPI) as evaluated annually by Transparency International
- payments of unusually high fees or commissions;
- requests for cash payments or requests for unexpected payments related to government approvals;
- requests for payments to different companies or through different countries;
- undefined or unreported payments to third parties made on RB's behalf;
- no written agreements;
- unusually close relationships with government officials;
- a refusal to certify compliance with this Policy; or
- payments without a PO number, where applicable

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